Exhibit 99.1

January 9, 2023 - 8:30 am

Quad M Solutions Assigned and Begins the Migration of Over 500 Employees Staffing Contracts to a Third-Party Insurance Company for a Higher Than Anticipated Value per Employee

Garland, TX, Jan. 09, 2023 (GLOBE NEWSWIRE) — Quad M Solutions, Inc. (OTC: MMMM), a staffing company providing modern health care solution benefits, is pleased to announce that on December 30, 2022, the Board of Directors (“Board”) of Quad M Solutions, Inc. (the “Company”) approved the migration of one of the largest group of clients of its subsidiary NuAxess 2, Inc. (“NuAxess”) to a third-party insurance company. Under the terms of this transaction, NuAxess assigned over 500 staffed employees’ contracts from NuAxess for the cash value of approximately $5 million. The full value of the transition is expected to be obtained by June of 2023. The Company has demonstrated that being able to provide at least a years’ data of contract performance history of NuAxess’ clients makes those clients extremely valuable to third party companies, including insurance companies. The Company recognizes this as validation of NuAxess’ business model and identifies and monetizes unrecognized value beyond its current revenue projections.

Additionally, the Board reviewed the interim results of the ongoing internal audit led by Yakov Kogan, the Company’s Board Member and COO of NuAxess, of the remaining staffing agreements held by NuAxess from 2020 through 2022. Based on this review, the Board and the Company have concluded that there is sufficient evidence of misrepresentation made by certain clients, referrers, and vendors to warrant immediate termination of associated staffing agreements and a full review of the performance and representations made by certain partners.

The Company has substantial reason to believe that certain clients and referrers have misrepresented qualifications necessary to enter into the staffing arrangement with NuAxess, with the intent to exploit certain privileges that come with joining the NuAxess staffing company. Specific and truthful representations are required to be made by prospective clients before entering into a staffing arrangement with NuAxess. This allows NuAxess to set proper reserves, give accurate quotes of services, and determine which companies can be accepted as clients. The internal audit demonstrated that certain clients failed to respond accurately and truthfully to Special Risk Questionnaires (“SRQ”) and failed to pay fees on time or at all. The Company also found that certain clients and referrers misrepresented medical history of some clients to wrongfully obtain NuAxess’ services. Had proper disclosures been made, NuAxess would have declined to allow such clients to join the staffing company. Due to such misrepresentations, NuAxess has taken action to limit its financial damages and terminate the underlying staffing agreements.

The Company has engaged counsel to pursue legal remedies against those clients and/or referrers who have misrepresented material facts to NuAxess and thereby caused damages to NuAxess business and its other clients. NuAxess has also instructed its counsel to begin collecting previously uncollected staffing and late fees for 2020-2022 and to pursue all other associated costs NuAxess has incurred.

NuAxess will endeavor to pay all valid, documented costs presented by clients who have truthfully responded to SRQs, applied with all valid information and otherwise acted in good faith. In order to protect the Company and its shareholders NuAxess will not commit funds to cover any liabilities where misrepresentations were made to obtain the services of NuAxess.

The Company is resuming its self-funded plan for 2023 through a new third-party administrator to provide continued services for its clients and employees. With the completion of our onboarding technology, better authentication and compliance, the Company is focused on growing its staffing business at a more sustainable growth rate. In addition, the Company has identified and intends on making several strategic acquisitions over the coming months to realize additional revenue. This includes acquisitions of complementary services specifically targeted at providing security and verification methods in order to better insulate the Company going forward.

About Quad M Solutions, Inc.

Quad M Solutions, Inc., is a public holding company that offers self-funded health plans, staffing services, HR-human resources, payroll services, retirement, supplemental and workers compensation insurance to small and mid-sized group employers with 1-500 employees, and to the exploding essential worker “Gig Economy,” a labor market that is characterized by the prevalence of short-term contracts or freelance work, not permanent jobs. Our Company’s four subsidiaries, NuAxess 2, Inc., PrimeAxess, Inc., OpenAxess, Inc. and PrimeAxess 2, LLC are important in conveying who we are and what we do.

We strive to provide those employers and individuals the right tools to be able to manage and control all the facets in their healthcare experience and their eventual health outcomes. Prevention, wellness, and cures have become part of our corporate mission to individuals who want to manage and control their short and long-term healthcare needs. Our self-insured programs are consumer-driven and technology-leveraged and, by itself, self-insurance is affordable, transparent and responsive to the healthcare and retirement needs of employees who are looking for higher quality benefits, integrated health information and better medical provider access and outcomes. For additional information, please visit: NuAxess.com.

Investor relations number 877-367-9199

Forward-Looking Statements:

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Quad M Solutions, in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, profits, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates, and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.

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